UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

August 31, 2004

SMART & FINAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-10811	95-4079584
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Citadel Drive City of Commerce, California	90040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 869-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

On August 30, 2004, Ross E. Roeder, the Chairman of the Company, exercised options to purchase 151,250 shares of the Company’s common stock at exercise prices ranging from $4.280 to $9.250 per share. The options were granted to Mr. Roeder under the Company’s Long-Term Equity Compensation Plan. As permitted by this plan, the exercise price for the options was paid by Mr. Roeder’s transfer to the Company of 66,475 shares of the Company’s common stock previously held by Mr. Roeder. In connection therewith the Company also accepted from Mr. Roeder 20,000 shares of the Company’s common stock resulting from Mr. Roeder’s option exercise, plus cash for a remainder amount, in payment of applicable payroll taxes due on the transaction.

Also on August 30, 2004, Mr. Roeder exercised options to purchase an additional 22,500 shares of the Company’s common stock at an exercise price of $10.77 per share. The options were granted to Mr. Roeder under the Company’s Stock Incentive Plan. The exercise price for the options and payment of applicable payroll taxes due on the transaction were paid in cash.

The net result of the transactions was to increase the total number of shares of the Company’s common stock directly held by Mr. Roeder from 66,475 shares to 153,750 shares. Mr. Roeder also has indirect holdings of 64,421 shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL INC.

Date: August 31, 2004	By:	/s/ Richard N. Phegley
Richard N. Phegley
Senior Vice President and Chief Financial Officer

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